Exhibit 99.2
CONSENT OF PERSON NAMED TO BECOME A DIRECTOR
     I hereby consent to my being named in the Registration Statement on Form S-1 of ORBCOMM Inc. (the “Company”) as a person who will become a director of the Company, subject to my election as a Class I director at the 2007 Annual Meeting of Shareholders of the Company.

/s/ Didier Delepine
Didier Delepine

April 18, 2007